Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No.'s 333-89994, 33-59564 333-87534, 333-81163, 333-80971 and 333-118504) of The Dixie Group, Inc. of our reports dated March 2, 2006 with respect to the consolidated financial statements and schedule of The Dixie Group, Inc., The Dixie Group, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of The Dixie Group, Inc. included in this Annual Report (Form 10-K/A) for the year ended December 31, 2005.

/s/ ERNST & YOUNG LLP

Atlanta, Georgia

March 2, 2006